UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                                 Aeropostale, Inc.
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                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
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                         (Title of Class of Securities)

                                    007865108
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                                 (CUSIP Number)

                                May 24, 2005
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X| Rule 13d-1(b)
|_| Rule 13d-1(c)
|_| Rule 13d-1(d)


CUSIP NO. 925602104


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1     NAME OF REPORTING PERSON
      SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

      Aronson+Johnson+Ortiz, LP
      23-2312104
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2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP                       (a) |_|
                                                                         (b) |_|
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3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
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                  5     SOLE VOTING POWER

                        912,400
 NUMBER OF        --------------------------------------------------------------
  SHARES          6     SHARED VOTING POWER
BENFICIALLY
 OWNED BY               0
   EACH           --------------------------------------------------------------
 REPORTING        7     SOLE DISPOSITIVE POWER
  PERSON
   WITH                 1,796,500
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
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9     AGGREGATE AMOUNT BENFICIALLY OWNED BY EACH REPORTING PERSON

      1,796,500
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES   |_|

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      3.24%
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12    TYPE OF REPORTING PERSON

      IA
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Item  1.
            a) Name of Issuer:      Aeropostale, Inc.
            b) Address:             112 West 34th Street, 22nd Floor
                                    New York, NY 10120

Item  2.
            a) Name of Filer:       Aronson+Johnson+Ortiz, LP


            b) Address of Filer:    230 S. Broad Street, 20th Floor
                                    Philadelphia, PA 19102

            c) Citizenship:         Delaware

            d) Title of Class of Securities: Common Stock, Par Value $.01

            e) CUSIP Number: 007865108

Item 3. Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a)   |_|   Broker or Dealer registered under Section 15 of the Act
      (b)   |_|   Bank as defined in section 3 (a) (6) of the Act
      (c)   |_|   Insurance Company as defined in section 3 (a) (6) of the Act
      (d)   |_|   Investment Company registered under section 8 of the
                  Investment Company Act
      (e)   |X|   Investment Adviser registered under section 203 of the
                  Investment Advisers act of 1940
      (f)   |_|   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see 240.13d-1 (b) (1) (ii) (F)
      (g)   |_|   Parent Holding Company, in accordance with 240.13d-1 (b) (ii)
                  (G) (Note: See Item 7)
      (h)   |_|   Group, in accordance with 240.13d-1(b) (1) (ii) (H)

Item 4.  Ownership

            a)    Amount beneficially owned: 1,796,500
            b)    Percent of Class: 3.24%
            c)    Number of shares:

                  (i)   Sole voting power -- 912,400
                  (ii)  Shared voting power -- 0
                  (iii) Sole disposal power -- 1,796,500
                  (iv)  Shared disposal power - 0


Item 5.	 Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.	 Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.	 Identification and Classification of Members of the Group

	 Not Applicable

Item 9.	 Notice of Dissolution of Group

	 Not Applicable

Item 10. Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 25, 2005
      Date

Aronson+Johnson+Ortiz, LP


By: /s/ Joseph F. Dietrick, Chief Compliance Officer
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            Name, Title